EXHIBIT 99.1

Contact:

Equus Total Return, Inc.
1-888-323-4533

EQUUS RECEIVES NOTICE OF NON-COMPLIANCE WITH

NEW YORK STOCK EXCHANGE SHARE PRICE RULE

Company Intends to Regain Compliance with NYSE Rule

Notice Has No Immediate Impact on the Listing or Trading of Equus Common Stock

HOUSTON, TX – May 20, 2025 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) announced today that it was notified by the New York Stock Exchange (the “NYSE”) on May 15, 2025, that it is not in compliance with Section 802.01C of the NYSE Listed Company Manual because the average closing price of the Company’s Common Stock (“Common Stock”) was less than $1.00 over a consecutive 30 trading-day period, which is the minimum average closing price required to maintain continued listing on the NYSE. The notice is a notice of deficiency, not delisting, and does not currently affect the listing or trading of the Company’s Common Stock on the NYSE.

The Company plans to notify the NYSE by May 25, 2025 that it intends to cure the average closing stock price deficiency and to return to compliance with the NYSE's continued listing standards. The Company can regain compliance at any time within the six-month period following receipt of the NYSE's notice if on the last trading day of any calendar month during the cure period, the Company has (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

The Company intends to consider available alternatives to cure the stock price noncompliance including, but not limited to, a reverse stock split, authorization for which has been proposed in connection with the Company’s upcoming annual meeting of stockholders scheduled for June 26, 2025. Under the NYSE’s rules, if the Company determines that it will cure the stock price deficiency by taking an action that will require stockholder approval at its next annual meeting of stockholders, the price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above that level for at least the following 30 trading days.

The Company’s Common Stock will continue to be listed and trade on the NYSE during this period, subject to the Company’s ongoing compliance with the NYSE's other continued listing standards. Furthermore, the notice is not anticipated to impact the ongoing business operations of the Company or its reporting requirements with the U.S. Securities and Exchange Commission.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.